EXHIBIT 99.1

LOOKSMART ANNOUNCES FOURTH QUARTER AND FULL YEAR 2011 FINANCIAL RESULTS

SAN FRANCISCO, March 20, 2012 (GLOBE NEWSWIRE) -- LookSmart, Ltd. (Nasdaq:LOOK), an online search advertising network solutions company, today announced financial results for the fourth quarter and full year ended December 31, 2011.

Revenues for the fourth quarter of 2011 were $5.3 million, compared to $9.9 million in the fourth quarter of 2010 and $7.4 million in the third quarter of 2011. Net loss for the fourth quarter of 2011 was $1.8 million, or $0.11 per diluted share. This compares to a net income for the fourth quarter of 2010 of $0.1 million, or $0.01 per diluted share. Net loss for the third quarter of 2011 was $0.2 million, or $0.01 per diluted share.

Loss from continuing operations for the fourth quarter of 2011 was $1.8 million. This compares to an income from continuing operations in the fourth quarter of 2010 of $31,000. Loss from continuing operations for the third quarter of 2011 was $0.2 million.

For the full year 2011, revenues were $27.6 million, compared to $47.5 million in 2010. Gross margin improved to 45% in 2011, compared to 39% in 2010. Loss from continuing operations in 2011 was $2.5 million, compared to income of $0.6 million in 2010. Net loss in 2011 was $2.5 million, or $0.15 per diluted share, compared to a net income of $1.0 million, or $0.06 per diluted share in 2010.

Commenting on the results, Dr. Jean-Yves Dexmier, Executive Chairman and Chief Executive Officer said, "Our largest group of customers is comprised of intermediaries who purchase clicks from us and sell them into the affiliate network of the large search engine providers.  In the fourth quarter, several customers were charged back with very significant settlements for traffic quality, a large portion of which was unrelated to Looksmart.   Some customers discontinued their affiliate network business model and our revenue was impacted accordingly. Our net results were further negatively affected by receivable reserves related to those intermediaries whose credit worthiness has been severely impacted by this matter.”

Dr. Dexmier continued, “The intermediary business model experienced a significant change in the fourth quarter.  We have ceased business with several of our intermediary customers and do not expect significant future revenue growth in this area.  Our future growth will come largely from direct search advertisers, self-service search advertisers and other digital advertising models under development.”

Revenues from the Company's Advertiser Network were $4.9 million in the fourth quarter of 2011, a decrease of 48% from $9.4 million in the fourth quarter of 2010 and a decrease of 30% from $7.0 million in the third quarter of 2011. Revenues from the Company's Publisher Solutions were $0.4 million in the fourth quarter of 2011, a decrease of 20% from $0.5 million in the fourth quarter of 2010 and an increase of 33% from $0.3 million in the third quarter of 2011.

Gross margin from continuing operations increased to 45% in the fourth quarter of 2011 from 40% in the fourth quarter of 2010, and increased from 43% in the third quarter of 2011. Total operating expenses in the fourth quarter of 2011 were $4.2 million, which includes $0.1 million of non-cash, stock-based compensation. Operating expenses for the fourth quarter of 2010 were $3.9 million, which includes $0.1 million of non-cash, stock-based compensation charges. Operating expenses for the third quarter of 2011 were $3.4 million, which includes $0.1 million of non-cash, stock-based compensation charges.

Non-GAAP net loss (net income (loss) before discontinued operations and excluding stock-based compensation) for the fourth quarter of 2011 was $1.7 million compared to a non-GAAP net income of $0.2 million in the fourth quarter of 2010. Non-GAAP net loss for the third quarter of 2011 was $0.1 million.

An explanation of LookSmart's use of non-GAAP financial measures, including the limitations of such measures relative to GAAP measures and reconciliation between GAAP and non-GAAP measures where appropriate, is included later in this release.

Capital expenditures, including capitalization of internally developed software, in the fourth quarter of 2011 were $0.3 million, compared to $0.3 million in the fourth quarter of 2010, and $0.2 million in the third quarter of 2011. Depreciation and amortization from continuing operations in the fourth quarter of 2011 was $0.6 million, compared to $0.7 million for the fourth quarter of 2010 and $0.6 million for the third quarter of 2011.

The Company ended the year with $24.8 million in cash, cash equivalents, and investments, compared to $26.9 million at December 31, 2010 and $25.6 million at September 30, 2011. Net cash used in operating activities for the three months ended December 31, 2011 was approximately $0.02 million.

Q4 2011 Key Metrics Performance

•	Total paid clicks for the fourth quarter of 2011 were122 million, compared to 145 million for the fourth quarter of 2010 and 151 million for the third quarter of 2011.
•	Average Advertising Network revenue per click (RPC) for the fourth quarter of 2011 was $0.040, a decrease from $0.065 in the fourth quarter of 2010 and $0.047 in the third quarter of 2011.
•	Traffic acquisition costs (TAC) for LookSmart's Ad Network decreased to 51.9% from 58.2% in the fourth quarter of 2010, and from 54.0% in the third quarter of 2011.

Conference Call

LookSmart will host a conference call today at 5:00 p.m. ET (2:00 p.m. PT) to discuss its fourth quarter 2011 financial results. Participating on the call will be Dr. Jean-Yves Dexmier, Executive Chairman and Chief Executive Officer and Bill O’Kelly, Senior Vice President Operations and Chief Financial Officer. To listen to the call from the US, dial 1-877-407-3982; from outside of US, dial 1-201-493-6780. A telephonic replay of the call will be available until Tuesday, April 3, 2012, 11:59 p.m. ET. To access the replay from the US, dial 1-877-870-5176 and enter pin number 391099; from outside the US, dial 1-858-384-5517 and enter pin number 391099. The call will also be available live by webcast on LookSmart’s Investor Relations website at: http://www.investor.shareholder.com/looksmart .

About LookSmart, Ltd.

LookSmart is an online search advertising network solutions company that provides performance solutions for online search advertisers and online publishers. LookSmart offers advertisers targeted, pay-per-click (PPC) search advertising and contextual search advertising via its Advertiser Networks; and an Ad Center platform for customizable private-label advertiser solutions for online publishers. LookSmart is based in San Francisco, California. For more information, visit www.looksmart.com or call 415-348-7500.

The LookSmart, Ltd. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8717

GAAP to Non-GAAP Reconciliation

We provide a reconciliation of GAAP net income (loss) to non-GAAP net income (loss) below:

	Three Months Ended
(000's)	December 31, 2011 (unaudited)	September 30, 2011 (unaudited)	December 31, 2010 (unaudited)
GAAP net income (loss)	$(1,843)	$(224)	$122
Add: Stock-based compensation from continuing operations	99	98	125
Subtract: Income from discontinued operations	-	-	(91)
Non-GAAP net income (loss)	$(1,744)	$(126)	$156

	Year Ended December 31,
(000's)	2011	2010
GAAP net income (loss) *	$(2,508)	$975
Add: Stock-based compensation from continuing operations	362	679
Add: (Income) loss from discontinued operations	-	(358)
Add: Restructuring charges	889	-
Non-GAAP net income (loss)	$(1,257)	$1,296

* Net loss for the year ended December 31, 2011 includes $339 thousand in non-operating income from the closure of a Settlement Fund in June 2011.

Use of Non-GAAP Measures

Regulation G, "Conditions for Use of Non-GAAP Financial Measures," and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. LookSmart provides "non-GAAP net income (loss)," which is a non-GAAP financial measure. Non-GAAP net income (loss) consists of net income (loss) before (a) income from discontinued operations; (b) stock-based compensation expense; and (c) restructuring charges.

The Company believes this non-GAAP financial measure provides important supplemental information to management and investors. This non-GAAP financial measure reflects an additional way of viewing aspects of the Company's operations that the Company believes, when viewed with the GAAP results and the accompanying reconciliation to corresponding GAAP financial measures, provides useful information regarding factors and trends affecting the Company's business and results of operations.

For the non-GAAP financial measure non-GAAP net income (loss), the adjustment provides management with information about LookSmart's operating performance that enables comparison of its operating financial results in different reporting periods. Additionally, our management uses non-GAAP net income (loss) as a supplemental measure in the evaluation of our business, and believes that non-GAAP net income (loss) provides visibility into our ability to meet our future capital expenditures and working capital requirements.

This non-GAAP financial measure is used in addition to, and in conjunction with, results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the Company's consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. In addition, the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above, in particular stock-based compensation expense, and exclusion of these items from the Company's non-GAAP measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

Forward-Looking Statements

This press release contains forward-looking statements, such as references to our business prospects. These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance. Results may differ due to various factors such as the possibility that our continued efforts to control expenses may not be successful, that our efforts to increase revenue and improve gross margin may not succeed, that we may not be able to achieve or sustain profitability, that we may not succeed in lowering traffic acquisition costs; that our efforts to increase traffic quality may not be successful; that we may be unable to gain or maintain customer acceptance of our publisher solutions or ad backfill products, that existing and potential customers for our products may opt to work with, or favor the products of, others due to more favorable products or pricing terms, that we may be limited in our ability or unable to retain and grow our ad and customer base, and that we may be limited in our ability to, or be unable to, enhance our products or our network of distribution partners. Additional risks that could cause actual results to differ materially from those projected are discussed in our Annual and Quarterly Reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof.

The statements presented in this press release speak only as of the date of the release. Please note that except as required by applicable law we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

NOTE: "LookSmart" is a trademark of LookSmart, Ltd., and/or its subsidiaries in the U.S. and other countries. All other trademarks mentioned are the property of their respective owners.

SOURCE:  LOOKSMART, LTD.
Bill O’Kelly, Senior Vice President Operations and Chief Financial Officer
(415) 348-7208
bo’kelly@looksmart.net

ICR, Inc.
John Mills, Senior Managing Director
(310) 954-1100
john.mills@icrinc.com

LOOKSMART, LTD
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$17,950	$22,119
Short-term investments	6,809	3,250
Total cash, cash equivalents and short-term investments	24,759	25,369
Trade accounts receivable, net	1,588	3,267
Prepaid expenses and other current assets	604	680
Total current assets	26,951	29,316
Long-term investments	-	1,577
Property and equipment, net	1,941	3,082
Capitalized software and other assets, net	1,220	1,750
Total assets	$30,112	$35,725

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$1,682	$2,503
Accrued liabilities	895	2,615
Deferred revenue and customer deposits	1,143	1,004
Current portion of capital lease obligations	515	1,048
Total current liabilities	4,235	7,170
Capital lease and other obligations, net of current portion	296	902
Total liabilities	4,531	8,072
Commitments and contingencies	-	-
Stockholders' equity:
Convertible preferred stock, $0.001 par value; Authorized: 5,000 shares at December 31, 2011 and 2010; Issued and Outstanding: none at December 31, 2011 and 2010	-	-
Common stock, $0.001 par value; Authorized: 80,000 shares at December 31, 2011 and 2010; Issued and Outstanding: 17,287 shares and 17,222 shares at December 31, 2011 and 2010, respectively	17	17
Additional paid-in capital	262,201	261,740
Accumulated other comprehensive income (loss)	(24)	1
Accumulated deficit	(236,613)	(234,105)
Total stockholders' equity	25,581	27,653
Total liabilities and stockholders' equity	$30,112	$35,725

LOOKSMART, LTD
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenue	$5,284	$9,901	$27,634	$47,479
Cost of revenue	2,914	5,947	15,195	28,832
Gross profit	2,370	3,954	12,439	18,647
Operating expenses:
Sales and marketing	1,085	948	2,853	4,331
Product development and technical operations	1,831	1,941	6,742	9,039
General and administrative	1,299	1,022	4,791	4,635
Restructuring charge	-	-	889	-
Total operating expenses	4,215	3,911	15,275	18,005
Income (loss) from operations	(1,845)	43	(2,836)	642
Interest income	21	18	89	68
Interest expense	(17)	(31)	(81)	(148)
Other income, net	(2)	1	323	60
Income (loss) from continuing operations before income taxes	(1,843)	31	(2,505)	622
Income tax expense	-	-	(3)	(5)
Income (loss) from continuing operations	(1,843)	31	(2,508)	617
Income from discontinued operations, net of tax	-	91	-	358
Net income (loss)	$(1,843)	$122	$(2,508)	$975
Net income (loss) per share - Basic and Diluted
Income (loss) from continuing operations	$(0.11)	$0.01	$(0.15)	$0.04
Income from discontinued operations, net of tax	-	0.01	-	0.02
Net income (loss) per share - Basic and Diluted	$(0.11)	$0.02	$(0.15)	$0.06
Weighted average shares outstanding used in computing basic net income (loss) per share	17,287	17,221	17,287	17,179
Weighted average shares outstanding used in computing diluted net income (loss) per share	17,287	17,345	17,287	17,236